Exhibit 99.2

Accentia Announces that Biovest Has Closed an $8.5M Financing to Support Unblinding and Data Analysis of Fast Tracked Pivotal Phase 3 Study of BiovaxID for Non-Hodgkin’s Lymphoma with Public Release of Results Anticipated by April 2008

An independent clinical study previously has demonstrated 100% of responding patients achieving and sustaining significant disease free survival benefit measured in terms of years

TAMPA, Fla.—(BUSINESS WIRE)—Dec. 11, 2007—Accentia Biopharmaceuticals, Inc (NASDAQ:ABPI) announced today that its majority owned subsidiary, Biovest International, Inc (BVTI.OB) (“Biovest”) has secured an $8.5M debt financing from two institutional investors. The proceeds from the loan will be used in part to finance the analysis of unblinded data on BiovaxIDTM, an active immunotherapeutic in a pivotal Phase 3 study of Non-Hodgkin’s Lymphoma. Biovest has closed the trial to new enrollment and downsized its vaccine production staffing in Worcester, MA, as it unblinds the study for the independent Data Monitoring Committee’s (DMC) review and performs analysis of the trial data. The trial was initiated by the National Cancer Institute in 2000 then acquired by Biovest in 2005. Accordingly, some patients in the trial have now been followed for nearly 7 years.

An independent clinical study at the University of Navarra in Spain, results of which were published in October 2006, has demonstrated that the administration of a BiovaxID formulation given to patients with relapsed follicular Non-Hodgkin’s Lymphoma following chemotherapy can induce complete long-lasting remissions. The median duration of the second complete response has not been reached after nearly 3 years of follow-up and, as a result, 100% of those immunologic responding patients are sustaining significant disease free survival benefit measured in terms of years.

In the Phase 2 BiovaxID clinical study conducted at the National Cancer Institute (NCI), 20 patients in continuous first complete remission (CR) after chemotherapy treatment were treated with a series of 5 monthly vaccinations of BiovaxID conjugated to KLH and administered with local GM-CSF. After vaccination, 95% of patients showed autologous tumor-specific cellular T-cell responses and 75% of patients showed humoral antibody responses. With a median follow-up of 9.2 years, 45% of patients remained in continuous first CR and the median Disease Free Survival (DFS) for the cohort was 96.5 months, 8.0 years (American Society of Hematology, December 2005, Abstract #2441). Furthermore, 73% of evaluable patients were converted into molecular remission (bcl-2 negative) after the administration of BiovaxID and, thus, cleared their blood of residual cancer cells (American Society of Clinical Oncology, June 2006). At 9.2 years of follow-up, 95% of the patients remained alive, comparing favorably to historical controls where an approximate 50% survival would be expected at that time.

Furthermore, a Phase 2 trial conducted by the NCI shows BiovaxID yielded an 89% survival rate in mantle cell lymphoma patients. The median follow-up was 3.8 years. Historically, patients with this type of lymphoma only have had a 50% chance of surviving 3 years and a 20% chance of surviving 5 years. The data were published in a recent edition of Nature Medicine (Nat Med.2005; 11(9):986-91).

Biovest believes that the unblinding of its pivotal Phase 3 study will provide strong evidence supporting the appropriateness of BiovaxID for accelerated approval in the US under subpart E and conditional approval in the EU. The company may use molecular data for the purposes of detecting early recurrence of the cancer prior to clinical evidence on physical exam and CT scans. The Company believes that this molecular data will provide additional evidence of efficacy for BiovaxID. The Company intends to prepare an application for accelerated and conditional approval in the US and EU, respectively, where it has orphan status.

The financing was provided to Biovest by two of Biovest’s existing secured lenders, Valens Offshore SPV II, Corp. (“Valens Offshore”) and Valens U.S. SPV I, LLC. (“Valens US” and collectively “Valens”) pursuant to a Note Purchase Agreement. Biovest issued secured Promissory Notes in the aggregate amount of $8,500,000 to Valens, which bear interest at Prime + 2% with a six-month term. Biovest paid closing fees and costs of approximately $300,000 and a portion of the loan proceeds was used to prepay interest and principal due to Biovest’s senior secured lender, Laurus Master Fund Ltd., with the balance of the proceeds to be used for operating capital and to complete the interim analysis of the BiovaxID clinical trial data. Biovest also granted a royalty in the aggregate amount of seven percent (7%) of worldwide net sales of the BiovaxID vaccine to Valens Offshore and Valens U.S. pursuant to a Royalty Agreement. The loan is secured by a security interest in all assets of Biovest and its subsidiaries.

Accentia and Biovest utilize a shared resource model for certain administrative, investor relations, accounting, and legal functions. James A. McNulty, CPA, serves as Secretary and Treasurer of Accentia and has been Biovest’s Chief Financial Officer since Accentia Biopharmaceuticals’ investment in June 2003, along with officer responsibilities in other related companies. Due to the requirement to devote more time to non-Biovest matters, Mr. McNulty will relinquish his Biovest CFO responsibilities effective December 31, 2007. Alan Pearce, CFO for Accentia, will assume the CFO role for Biovest at that time.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is

SinuNaseTM, a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNaseTM has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxIDTM and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxIDTM which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxIDTM has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business, which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

About Biovest International, Inc.

Biovest International, Inc. is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc., (NASDAQ: ABPI) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID TM, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID TM which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID TM has been granted Fast Track status by the FDA. For further information, visit the Company Web site at www.biovest.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about RevimmuneTM, SinuNaseTM, BiovaxIDTM, AutovaxIDTM, SinuTestTM and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.

Contact:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, PhD, 813-864-2554; Ext. 277

sbonitz@accentia.net

Biovest International, Inc., Worcester, MA

Steven Arikian, MD, 212-686-4100, ext. 8640

Chairman and Chief Executive Officer

sarikian@biovest.com

SOURCE: Accentia Biopharmaceuticals, Inc.